Exhibit 99.1



                    LETTERHEAD OF ILLUMINET HOLDINGS, INC.


                                                         Company Press Release


Illuminet Announces Re-elections At First
Shareholder Meeting

Two Board Members Re-elected

Employee Stock Plan Approved

OLYMPIA, Wash.--(BUSINESS WIRE)--May 10, 2000--Illuminet Holdings, Inc. Nasdaq:ILUM - news), the largest unaffiliated provider of SS7 network services in the United States, last Friday held its first annual shareholders' meeting since the company's initial public offering in October 1999.

At the meeting, held at the company's Overland Park, Kan. facility, Illuminet announced the re-election of two of its board members and the approval of the company's employee stock purchase plan.

Roger H. Moore, Illuminet's President and CEO, and Aubrey E. Judy, former Executive Vice President of Farmers Telephone Cooperative, Inc., Kingstree, S.C., were re-elected to serve new three-year terms on Illuminet's Board of Directors. Effective April 30, James S. Quarforth resigned from the board. The board plans to fill the vacancy after review by the Nominating
Committee.

About Illuminet

Founded in 1981, Illuminet operates the largest unaffiliated Signaling System 7
(SS7) network in the United States and is a leading provider of complementary advanced signaling technology and applications to telecommunications carriers. Connection to the Illuminet network gives carriers access to the system of signaling networks of nearly the entire U.S. public-switched telecommunications infrastructure through a single source. Illuminet specializes in signaling network services and intelligent network solutions for a variety of services such as calling name delivery, calling card validation, wireless roaming and fraud management, network usage measurement, number portability, and other specialized database access functions. Illuminet's headquarters are at 4501 Intelco Loop SE, Lacey, WA 98503; 360/493-6000; www.illuminet.com.